Exhibit 99.1

For Information

James R. Edwards

303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY PRICES $400 MILLION PRIVATE OFFERING

OF SENIOR NOTES DUE 2023

DENVER, CO — June 26, 2012 — SM Energy Company (NYSE: SM) today announces that it has priced a private offering of $400 million of 6.50% senior unsecured notes due 2023.  The Company increased the size of the offering from the previously announced $300 million to $400 million.  These senior notes will be issued at par.  The offering is expected to close on June 29, 2012, subject to customary closing conditions.  SM Energy intends to use the net proceeds from the offering to repay outstanding borrowings under its credit facility and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell any of these securities, nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  SM Energy cautions that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, the Company’s expectations regarding the use of proceeds of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in the “Risk Factors” section of SM Energy’s most recent Annual Report on Form 10-K, its Quarterly Reports subsequently filed on Form 10-Q, and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment or obligation to do so except as required by securities law.